FOURTH AMENDMENT TO LEASE

DATE:	August 2nd, 2011
PARTIES:	THE BARBARA C. GAGE REVOCABLE TRUST “Landlord” NVE CORPORATION, A MINNESOTA CORPORATION “Tenant”
RECITALS:
A. Landlord, as successor in interest, and Tenant, as successor in interest, are parties to that certain lease dated October 1, 1998, First Amendment to Lease dated September 18, 2002, Second Amendment to Lease dated December 1, 2003 and Third Amendment to Lease dated December 17, 2007 (collectively, the “Lease”) relating to approximately 21,362 square feet of space (the “Premises”) located in Bryant Lake Business Center, 11405 Valley View Road, Eden Prairie, Minnesota.

B. The parties have reached an agreement with respect to extending the Term of the Lease which they wish to reduce to writing.
AGREEMENT:

          In consideration of the following terms and conditions, the parties agree as follows:

          1.        Recitals.      The foregoing recitals are true and are incorporated herein.

          2.        Extension of Lease Term. The Term of the Lease is hereby extended, pursuant to all of the terms and conditions of the Lease as amended, for an additional period of five (5) years, commencing on January 1, 2016 and ending December 31, 2020 (the “Second Extended Term”).

          3.        Increase in Annual Base Rent. As of January 1, 2016, Tenant’s Annual Base Rent for the Premises shall be as follows:

Months	Annual Base Rent	Monthly Installment
01/01/16-12/31/16	$161,069.48	$13,422.46
01/01/17-12/31/17	$165,128.26	$13,760.69
01/01/18-12/31/18	$169,187.04	$14,098.92
01/01/19-12/31/19	$173,459.44	$14,454.95
01/01/20-12/31/20	$177,731.84	$14,810.99

          4.        Controllable Operating Expenses. Notwithstanding anything to the contrary contained herein, “Controllable Operating Expenses” (as hereinafter defined) shall not increase by more than four (4%) percent per year, compounded annually, over the amount of the

Controllable Operating Expenses for the previous calendar year. Such cap is cumulative and the unused portion of a year’s cap may be carried forward to absorb any further Operating Expenses that would otherwise be in excess of the cap.

“Controllable Operating Expenses” shall be deemed to mean all Operating Expenses except for utilities, insurance, snow and ice removal, management fees, repair and maintenance items which do not occur on an annual or regular basis, including, without limitation, parking lot restriping and re-sealing and any other expense reasonably determined to be beyond Landlord’s control.

          5.        Management Fees. As of the date of this Fourth Amendment to Lease, Paragraph 6.3.1.1 (l) is hereby deleted and replaced with the following:

“Landlord’s management fees and administrative costs. (Landlord’s total management fee for the Project shall not exceed a maximum of five percent (5%) of the gross receipts (hereinafter “gross receipts”) of the Project, with gross receipts defined as the gross amount paid to Landlord as rent, fees, charges or otherwise for the use and/or occupancy of the Project or for any services, equipment, or furnishings provided by Landlord in connection with such use and/or occupancy.)”

          6.        Termination Right. As of the date of this Fourth Amendment to Lease, Paragraph 6 of the Third Amendment to Lease is hereby deleted in its entirety and is of no further force or effect.

          7.        Master Lease and Operating Agreement. The Building is subject to that certain Master Lease and Operating Agreement between Landlord and CIG East Lake, LLC (“Master Tenant”) dated as of February 1, 2011, which appoints Master Tenant to execute leases in Landlord’s name on its behalf and manage, exercise and enforce all leases as Landlord’s authorized agent. Any obligations of Landlord hereunder shall be performed by Master Tenant and/or Asset Manager (as hereinafter defined), as Master Tenant so delegates.

          8.         Asset Management Agreement. Master Tenant has executed that certain Asset Management Agreement by and between Master Tenant and Carlson Real Estate Services, LLC (“Asset Manager”) dated as of February 1, 2011, which grants the Asset Manager the authority to execute, manage and enforce leases as asset manager on behalf of Master Tenant and Landlord.

          9.         Brokerage. Tenant represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Lease, except for Welsh Companies (“Broker”), and Tenant shall pay and hold Landlord harmless from any cost, expense or liability (including costs of suit and attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of the Broker and a claim based upon any written agreement between such person and Landlord. Landlord represents that it has not entered into a written agreement with any broker other than the Broker, with respect to the leasing of the Premises and which is in effect this date. Landlord shall compensate the Broker pursuant to a separate agreement.

          10.        Contingency. Landlord’s obligation under this Fourth Amendment to Lease is expressly contingent upon Landlord obtaining consent from its lender, Thrivent Financial for Lutherans (“Lender”). If Landlord fails to obtain Lender’s consent to this Fourth Amendment to Lease on or before thirty (30) days of the date hereof, this Fourth Amendment to Lease shall be deemed terminated and of no further force and effect.

          11.        Tenant Financial Information. Within fifteen (15) days after request therefor by Landlord, Tenant shall supply to Landlord such financial information as may be requested by Landlord in the following circumstances: (i) in connection with a prospective mortgage loan on the Building; (ii) in connection with any lease amendment or exercise of any tenant option or right; or (iii) in connection with a prospective sale of the Building or sale of an interest therein.

         12.        Counterparts/Electronic Signatures. This Fourth Amendment to Lease may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party had signed on the same signature page. This Fourth Amendment to Lease may be transmitted by fax or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.

         13.        Interpretation of Fourth Amendment to Lease. In the event of any conflict between the Lease and this Fourth Amendment to Lease, the terms of this Fourth Amendment to Lease shall control. Except as expressly amended, supplemented or modified by this Fourth Amendment to Lease, the Lease shall continue in full force and effect. All capitalized terms contained in this Fourth Amendment to Lease, unless specifically defined herein, shall have the meaning ascribed to them in the Lease.

         14.        Binding Effect. This Fourth Amendment to Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

[Signature page follows]

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to Lease to be executed as of the day and year first above written.

LANDLORD:
THE BARBARA C. GAGE REVOCABLE TRUST
By: Its:	Carlson Real Estate Services, LLC Asset Manager
By:	/s/ MATT VAN SLOOTEN Name: Matt Van Slooten Title: President
TENANT:
NVE CORPORATION, A MINNESOTA CORPORATION
By:	/s/ DANIEL BAKER Name: Daniel Baker Title: President and CEO